Exhibit (a)(1)(K) Vincerx Stock Option Repricing and Exchange Program 19 August 2024 CONFIDENTIAL

Purpose of Stock Option Repricing and Exchange Program Prior to the repricing, all Vincerx stock options were “underwater” (i.e., exercise price was higher than the current market price): • Underwater stock options have little to no incentive value. Adjusting the exercise price down to the current market price helps restore the incentive value of the stock options. Equity is an important component of Vincerx’s compensation strategy: • As a small biotech company, Vincerx has limited cash and can't compete with larger firms on cash compensation and benefits. • Vincerx uses equity incentives to attract and retain key talent, link pay to company performance, and align employee interests with company success. 2 CONFIDENTIAL

Equity Overview What is a Stock Option? • A stock option gives the employee the right, but not the obligation, to purchase Vincerx stock at a predetermined price (the “exercise” or “strike” price) over a specific period of time. • Stock options can only be exercised to the extent vested. Most stock options at Vincerx vest over 3 years (1/3 shares vest after 12-month cliff, then in 1/36 increments each month thereafter until fully vested). What is a Restricted Stock Unit (RSU)? • An RSU gives an employee a right to receive a certain number of shares of Vincerx common stock, with delivery of the shares subject to vesting requirements. • Unlike stock options, RSU’s do not need to be purchased. • Because RSU’s represent the right to receive actual shares, on a share-for-share basis they are perceived as having greater value than a stock option, which requires payment of an exercise price. 3 CONFIDENTIAL

Option Repricing 4 CONFIDENTIAL

Example 1: Option Repricing How it works: • At the Special Meeting of Stockholders on August 12, 2024 (the “Repricing Date”), stockholders approved the Option Repricing and Exchange Program. • As a result, the exercise price of each stock option was reduced to $0.55 per share, the closing price on the Repricing Date (rounded up to the nearest penny). * • Below is Tom Johnson’s list of stock option grants since he joined Vincerx. All grants repriced to ORIGINAL EXERCISE NEW EMPLOYEE GRANT GRANT DATE OPTION SHARES PRICE EXERCISE PRICE $0.55. New Hire Grant 5/1/21 30,000 $16.00 $0.55 2022 Refresh Grant 2/14/22 5,000 $6.26 $0.55 Tranche 1: 2023 Recognition Grant 8/25/22 5,000 $1.71 $0.55 Tranche 2: 2023 Recognition Grant 11/15/22 4,000 $0.82 $0.55 Tranche 3: 2023 Recognition Grant 2/15/23 7,000 $1.17 $0.55 2024 Non-Contingent Refresh Grant 3/7/24 10,000 $7.38 $0.55 2024 Contingent Refresh Grant 5/23/24 5,000 $7.38 $0.55 * Tom Johnson is a fictitious employee who will be used as as example throughout this presentation. 5 CONFIDENTIAL

Vesting for Repriced Options If you choose to keep all or some of your repriced stock options instead of exchanging them for RSUs (as described below): • Each repriced option will have the same vesting schedule and terms as it had prior to the repricing. • This includes the full acceleration of vesting if there has been a “change in control” of Vincerx) and the employee is terminated “without cause” within 12-months of the sale. • However, to take advantage of the new, lower exercise price, the employee must remain in the continuous employment or service of Vincerx through the end of a special “retention period,” which is defined as the earlier of (i) 12-months following the repricing, (ii) a “change in control” of Vincerx, (iii) termination of employment or service due to death or ”disability,” or (iv) termination of employment or service ”without cause. – If the employee exercises the repriced option prior to the end of the retention period, or their employment or service terminates prior to the end of the “retention period” other than as a of result death or disability or termination “without cause,” the employee will have to use the original exercise price. IMPORTANT NOTE: Refer to the Repricing Letter you received for the complete terms, including definitions of change in control , disability, and without cause.” 6 CONFIDENTIAL

Example 2: Exercising Repriced Options

- Let's say Vincerx' share price increases to $2.50 on December 31, 2024
- Tom decides he wants to exercise some of his stock options to take advantage of the increased stock price instead of waiting until the end of the "retention period."
  - Tom can only exercise stock options that are vested as of December 31, 2024.
  - Presumably, Tom would only exercise stock options that have an exercise price that is lower than $2.50 per share.

EMPLOYEE GRANT	GRANT DATE	OPTION SHARES	ORIGINAL EXERCISE PRICE	NEW EXERCISE PRICE	OPTIONS VESTED BY 12/31/24
New Hire Grant	5/1/21	30,000	$16.00	$0.55	30,000
2022 Refresh Grant	2/14/22	5,000	$6.26	$0.55	4,302
Tranche 1: 2023 Recognition Grant	8/25/22	5,000	$1.71	$0.55	**5,000**
Tranche 2: 2023 Recognition Grant	11/15/22	4,000	$0.82	$0.55	**4,000**
Tranche 3: 2023 Recognition Grant	2/15/23	7,000	$1.17	$0.55	**6,416**
2024 Non-Contingent Refresh Grant	3/7/24	10,000	$7.38	$0.55	0
2024 Contingent Refresh Grant	5/23/24	5,000	$7.38	$0.55	0

Because options are exercised before the end of the retention period, **Tom must exercise using the old exercise price**

IMPORTANT NOTE: *Due to system limitations within E-Trade, employees must contact Kevin Haas to exercise repriced stock options (that were not exchanged into RSUs) prior to the end of the 12-month "retention period" at the original grant price.*

7 CONFIDENTIAL

Example 3: Exercising Repriced Options • Let’s say that Vincerx’ share price decreases to $0.25 at the end of the retention period. ORIGINAL EXERCISE NEW EXERCISE EMPLOYEE GRANT GRANT DATE OPTION SHARES PRICE PRICE New Hire Grant 5/1/21 30,000 $16.00 $0.55 Despite being able to 2022 Refresh Grant 2/14/22 5,000 $6.26 $0.55 use the new, lower exercise price, Tom’s Tranche 1: 2023 Recognition Grant 8/25/22 5,000 $1.71 $0.55 options are once again Tranche 2: 2023 Recognition Grant 11/15/22 4,000 $0.82 $0.55 “underwater.” Tranche 3: 2023 Recognition Grant 2/15/23 7,000 $1.17 $0.55 2024 Non-Contingent Refresh Grant 3/7/24 10,000 $7.38 $0.55 2024 Contingent Refresh Grant 5/23/24 5,000 $7.38 $0.55 8 CONFIDENTIAL

Exchange of Options for RSUs 9 CONFIDENTIAL

Exchange Offer: Stock Option for RSU Exchange How it works: • Immediately following our Option Repricing on August 12, 2024, Vincerx commenced an exchange offer to employees where each employee will have 20 business days to elect to exchange any or all their stock options for RSUs at the exchange ratio of 1.3 to 1. • This means for every 1.3 stock options exchanged, you will receive 1 RSU. • Each individual option grant must be exchanged or not exchanged in its entirety on a grant-by-grant basis. Partial exchange of a grant is not allowed. RSU vesting: • The New RSUs vest slightly differently than stock options. RSUs will vest as follows: – Any RSU’s received in exchange for stock options that are vested or would have vested by 12/31/2024 will vest on 12/01/2024. – Any RSU’s received in exchange for the portion of stock options that would have vested during calendar 2025 will vest on 9/1/2025. – Any RSU’s received in exchange for the portion of stock options that would have vested during calendar 2026 will vest on 9/1/2026. – Any RSU’s received in exchange for the portion of stock options that would have vested during calendar 2027 will vest on 9/1/2027. • Just like stock options, if there is a “change in control” of Vincerx and an employee is terminated “without cause” within 12- months after the sale, all RSUs will vest in full. 10 CONFIDENTIAL

U.S. RSU Tax Implications • RSU vesting is a taxable event, and the value of the shares received upon vesting is taxed as ordinary income in the year they are issued to you. As a result, Vincerx is required to withhold taxes in connection with such vesting. • To provide employees with a mechanism for paying any withholding tax obligations upon vesting, Vincerx is implementing a mandatory “sell-to-cover” process. This means that a portion of the shares that would have otherwise been issuable to you upon such vesting will be automatically sold in the market by E*Trade to cover your tax withholding obligations. • For U.S. employees, the number of RSUs sold will be based on an employee-by-employee basis and will consider federal and state withholding taxes already paid YTD based on TriNet payroll information. Please note that the tax treatment for non-U.S. employees may be different, and non-U.S. employees should contact Kevin Haas regarding their withholding obligations. • Keep in mind that the “sell-to-cover only covers withholding taxes; you may owe additional taxes when you complete your personal tax filing, depending on your personal tax circumstances. IMPORTANT NOTE: Vincerx is not a tax or financial advisor; you should consult with your own tax advisor for information about your personal tax situation and the personal tax consequences of tendering your options and receiving RSUs. 11 CONFIDENTIAL

RSU Tax Example in 2024 • During the tender offer period, Tom decides to exchange all his stock options for RSUs. • All RSU’s received in exchange for stock options that are vested or would have vested by 12/31/24 will vest on 12/1/24. • Vincerx’ mandatory sell-to-cover will cover Tom’s tax withholding obligations (this example assumes Tom's withholding rate is 35% - the rates for employees may vary). 2024 IMPLICATIONS Shares that will RSUs Vested Option Options Vested be sold for Net Shares Grant Number Grant Date (based on 1.3 to 1 Shares by 12/31/2024 Taxes Delivered Exchange Ratio) (~35%) New Hire Grant 5/1/21 30,000 30,000 23,077 8,077 15,000 2022 Refresh Grant 2/14/22 5,000 4,302 3,309 1,158 2,151 Tranche 1: 2023 Recognition Grant 8/25/22 5,000 5,000 3,846 1,346 2,500 Tranche 2: 2023 Recognition Grant 11/15/22 4,000 4,000 3,077 1,077 2,000 Tranche 3: 2023 Recognition Grant 2/15/23 7,000 6,416 4,935 1,727 3,208 2024 Non-Contingent Refresh Grant 3/7/24 10,000 0 0 0 0 2024 Contingent Refresh Grant 5/23/24 5,000 0 0 0 0 The total value of shares received upon vesting will be added to Tom’s ordinary income for 2024 12 CONFIDENTIAL

Impact of Separation from Service on Options & RSU 13 CONFIDENTIAL

Impact of Separation from Service on Stock Options Voluntary Resignation: – All unvested stock options expire on separation from service date. – Employee has three months from separation from service date to exercise vested options. After that, the stock option expires. – Exercise price (original vs. reduced) remains dependent on satisfaction of 12-month retention period. Involuntary Termination “Without Cause” / Death or Disability: – All unvested stock options expire on separation from service date. – Employee has three months from separation from service date to exercise vested options (12-months in the case of death or disability). After that, the stock option expires. – “Retention period” terminates upon termination without cause, death, or disability. Involuntary Termination Without Cause following a “Change in Control”: – “Retention period” terminates upon “change in control.” – If terminated “without cause” within 12-months following a “change in control,” all unvested stock options will vest in full (also called accelerated vesting). IMPORTANT NOTE: This is a general summary; review your stock option grant paperwork for more information. 14 CONFIDENTIAL

Example 4: Impact of Separation from Service on Stock Options Voluntary Resignation: • Tom decides to resign on September 1, 2024 (this is considered a voluntary resignation ). • There has been no “change in control.” VESTED SHARES ORIGINAL EXERCISE REDUCED EMPLOYEE GRANT GRANT DATE OPTION SHARES (AS OF 9/1/24) PRICE EXERCISE PRICE New Hire Grant 5/1/21 30,000 30,000 $16.00 $0.55 2022 Refresh Grant 2/14/22 5,000 3,743 $6.26 $0.55 Tranche 1: 2023 Recognition Grant 8/25/22 5,000 5,000 $1.71 $0.55 Tranche 2: 2023 Recognition Grant 11/15/22 4,000 3,500 $0.82 $0.55 Tranche 3: 2023 Recognition Grant 2/15/23 7,000 5,250 $1.17 $0.55 2024 Non-Contingent Refresh Grant 3/7/24 10,000 0 $7.38 $0.55 2024 Contingent Refresh Grant 5/23/24 5,000 0 $7.38 $0.55 Because Tom is leaving before the 12–month “retention period” is complete, he may not take advantage of the new, lower price. If Tom chooses to exercise his vested options, he must do so at the original, higher price. All unvested options expire upon his final day of service at Vincerx. 15 CONFIDENTIAL

Example 5: Impact of Separation from Service on Stock Options Involuntary Termination “Without Cause”: • Tom is laid off on September 1, 2024 as part of a company RIF/restructure (this is considered termination “without cause”). • There has been no “change in control.” VESTED SHARES ORIGINAL EXERCISE NEW GRANT NAME GRANT DATE OPTION SHARES (AS OF 9/1/24) PRICE EXERCISE PRICE New Hire Grant 5/1/21 30,000 30,000 $16.00 $0.55 2022 Refresh Grant 2/14/22 5,000 3,743 $6.26 $0.55 Tranche 1: 2023 Recognition Grant 8/25/22 5,000 5,000 $1.71 $0.55 Tranche 2: 2023 Recognition Grant 11/15/22 4,000 3,500 $0.82 $0.55 Tranche 3: 2023 Recognition Grant 2/15/23 7,000 5,250 $1.17 $0.55 2024 Non-Contingent Refresh Grant 3/7/24 10,000 0 $7.38 $0.55 2024 Contingent Refresh Grant 5/23/24 5,000 0 $7.38 $0.55 Because Tom is being terminated “without cause,” the 12-month “retention period” has ended. If Tom chooses to exercise his vested options, he may do so at the new, lower price. All unvested options expire upon his final day of service at Vincerx. 16 CONFIDENTIAL

Example 6: Impact of Separation from Service on Stock Options Involuntary Termination “Without Cause” following a “Change In Control”: • The company has been sold on August 25, 2024 (this means there was a “change in control”). • Tom is laid off on September 1, 2024 as part of a company RIF/restructure. VESTED SHARES ORIGINAL EXERCISE NEW GRANT NAME GRANT DATE OPTION SHARES (AS OF 9/1/24) PRICE EXERCISE PRICE New Hire Grant 5/1/21 30,000 30,000 $16.00 $0.55 2022 Refresh Grant 2/14/22 5,000 5,000 $6.26 $0.55 Tranche 1: 2023 Recognition Grant 8/25/22 5,000 5,000 $1.71 $0.55 Tranche 2: 2023 Recognition Grant 11/15/22 4,000 4,000 $0.82 $0.55 Tranche 3: 2023 Recognition Grant 2/15/23 7,000 7,000 $1.17 $0.55 2024 Non-Contingent Refresh Grant 3/7/24 10,000 10,000 $7.38 $0.55 2024 Contingent Refresh Grant 5/23/24 5,000 5,000 $7.38 $0.55 Because a “change in control” has occurred, the 12-month “retention period” has ended. If Tom chooses to exercise his vested options, he may do so at the new, lower price. Note that ALL grants have accelerated vesting upon involuntary termination “without cause” within 12-months following a “change in control.” Tom may therefore exercise up to 100% of his options. 17 CONFIDENTIAL

Impact of Separation from Service on RSUs Voluntary Resignation: – All unvested RSUs expire on separation from service date. Involuntary Termination “Without Cause” / Death or Disability: – All unvested RSUs expire on separation from service date. Involuntary Termination Without Cause following a “Change in Control”: – If involuntarily terminated “without cause” within 12-months following a “change in control,” all unvested RSUs vest in full. IMPORTANT NOTE: This is a general summary. The RSUs have the same vesting acceleration benefits as set forth in the repriced options which they replace; review your option grant paperwork and the form of RSU grant paperwork for more information 18 CONFIDENTIAL

Example 7: Impact of Separation from Service on RSUs Termination of Service for any Reason: • Tom exchanged all his stock options to RSUs during the Exchange Period. • Tom's service terminates for any reason (resignation, termination without cause, death, or disability) on September 1, 2024. • There has been no “change in control” so Tom’s RSUs do not have accelerated vesting upon his separation from service. Because Tom's service RSU SHARES RSU SHARES RSU SHARES RSU SHARES terminated GRANT NAME GRANT DATE VESTING ON VESTING ON VESTING ON VESTING ON before any of 12/1/24 9/1/25 9/1/26 9/1/27 his RSUs New Hire Grant 5/1/21 23,077 0 0 0 vested, Tom forfeits all his 2022 Refresh Grant 2/14/22 3,309 537 0 0 RSUs upon his Tranche 1: 2023 Recognition Grant 8/25/22 separation date. 3,846 0 0 0 Tranche 2: 2023 Recognition Grant 11/15/22 3,077 0 0 0 Tranche 3: 2023 Recognition Grant 2/15/23 4,935 449 0 0 2024 Non-Contingent Refresh Grant 3/7/24 0 4,487 2,564 642 2024 Contingent Refresh Grant 5/23/24 0 2,244 1,282 320 19 CONFIDENTIAL

Example 8: Impact of Separation from Service on RSUs Involuntary termination Without Cause Following a “Change In Control”: • Tom exchanged all his stock options to RSUs during the Exchange Period. • The company has been sold on August 25, 2024 (this means there was a “change in control”). • Tom is laid off on September 1, 2024. RSU SHARES RSU SHARES RSU SHARES RSU SHARES 100% OF RSU’S GRANT NAME GRANT DATE VESTING ON VESTING ON VESTING ON VESTING ON VEST UPON 12/1/24 9/1/25 9/1/26 9/1/27 SEPARATION New Hire Grant 5/1/21 23,077 0 0 0 23,077 2022 Refresh Grant 2/14/22 3,309 537 0 0 3,846 Tranche 1: 2023 Recognition Grant 8/25/22 3,846 0 0 0 3,846 Tranche 2: 2023 Recognition Grant 11/15/22 3,077 0 0 0 3,077 Tranche 3: 2023 Recognition Grant 2/15/23 4,935 449 0 0 5,384 2024 Non-Contingent Refresh Grant 3/7/24 0 4,487 2,564 642 7,393 2024 Contingent Refresh Grant 5/23/24 0 2,244 1,282 320 3,846 All RSU’s have accelerated vesting upon involuntary separation “without cause” within 12-months following a “change in control.” Tom receives all of his RSU shares on his separation date; mandatory sell-to-cover applies. 20 CONFIDENTIAL

Q&A CONFIDENTIAL

Important Reminders Deadline for Tender Offer: • All forms must be submitted to and received by Gabriela Jairala: gabriela.jairala@vincerx.com no later than 5:00 p.m. U.S. Pacific Time, on Wednesday, September 11, 2024, unless this period is extended. For Questions or More Information, Please Contact: • Melissa Merrick: melissa.merrick@vincerx.com • Gabriela Jairala: gabriela.jairala@vincerx.com • Tom Thomas: tom.thomas@vincerx.com • Kevin Haas: kevin.haas@vincerx.com Additional Information and Where to Find It: The Company has filed with the United States Securities and Exchange Commission (the “SEC”) a Tender Offer Statement on Schedule TO (as it may be amended from time to time, the “Schedule TO”), with respect to the Exchange Offer, including an Offer to Exchange Eligible Options for New Restricted Stock Units dated August 13, 2024 and related exhibits and materials. This presentation does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your Eligible Options, we strongly recommend that you review the Schedule TO, including its exhibits, and the additional materials that we have filed with the SEC. 22 CONFIDENTIAL